Exhibit 99.1

FOR IMMEDIATE RELEASE SEPTEMBER 25, 2012	For further information, contact: Susan J. Lewis, 303-804-0494 slewis@qsii.com

QUALITY SYSTEMS, INC. NAMES DANIEL J. MOREFIELD

EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER

IRVINE, Calif. … September 25, 2012 … Quality Systems, Inc. (NASDAQ: QSII) announced today the appointment of Daniel J. Morefield to the position of executive vice president, chief operating officer, effective September 25, 2012.

In this new capacity, Morefield will oversee operations for the Company and all its business units.

Morefield brings more than 30 years of experience to Quality Systems, having spent the past decade serving in various operational and technology leadership roles. Most recently, Morefield was president and chief executive officer at LEADS360, Inc., the country’s largest and most successful sales lead management company. During his tenure, Morefield introduced several successful new products, reorganized its leadership team and helped develop and implement a new strategy that resulted in improved financial and operational performance

Previously, Morefield was chief operations officer at Experian Consumer Direct, the largest consumer credit report monitoring business and parent of well-known brands such as consumerinfo.com and freecreditreport.com. Here, Morefield oversaw technology, product development, customer operations and wholesale client relationships. During his tenure, Morefield rebuilt the company’s technology and product management teams, which helped increase its average membership revenue by 59 percent.

Morefield also served as chief information officer at Overture Services, Inc., the pioneer of the paid search concept including pay-for-performance and sponsored search options. Morefield scaled the company’s operations to successfully support rapid growth, including a 1,000 percent increase in revenue, and expanded the technology team from 70 to more than 400 professionals worldwide.

“We welcome Dan to the senior management team at Quality Systems. We believe his operational expertise — coupled with his extensive knowledge of software and technology — will prove beneficial to the growth and future of Quality Systems. Dan’s insight will be advantageous in our continued development of cutting-edge ancillary products and services that support our award-wining electronic health records (EHR) platform, practice management solutions and revenue cycle management offering,” noted Steven T. Plochocki, president and chief executive officer at Quality Systems.

“We also look forward to the contributions Dan will make in his new role as we continue to address the ongoing, nationwide adoption of EHR as part of the stimulus plan, new models stemming from healthcare reform and the recent changes in the healthcare information technology sector as well as throughout our organization. We are confident that Dan’s acumen will play a key role in the direction and success of Quality Systems, and welcome him to the team,” Plochocki said.

Morefield is a resident of Laguna Niguel, Calif. and holds a Bachelor of Arts degree in management science (quantitative economics) from the University of California, San Diego.

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item A of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2012, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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